Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement, dated as of September 30, 2009, (the “Effective Date”) amends and restates the original Agreement entered into by and between CA, Inc. (the “Company”) and Nancy E. Cooper (the “Employee”) as of August 1, 2006, and effective on August 15, 2006 as previously amended and restated on December 12, 2008 .
     1. Employment, Duties, Authority and Work Standards. The Company hereby agrees to employ the Employee on the Effective Date as Executive Vice President and Chief Financial Officer (“CFO”) and the Employee hereby accepts such positions and agrees to serve the Company in such capacities during the Employment Period (as defined below). The Employee shall report directly to the Company’s Chief Executive Officer. The Employee’s duties, responsibilities and authority shall be such duties, responsibilities and authority as are consistent with the above job titles and such other duties, responsibilities and authority as the Chief Executive Officer shall from time to time specify. The Employee will (a) serve the Company (and such of its subsidiary companies as the Company may designate) faithfully, diligently and to the best of the Employee’s ability under the direction of the Chief Executive Officer, (b) devote her full working time and best efforts, attention and energy to the performance of her duties to the Company and (c) not do anything inconsistent with her duties to the Company; provided however, that the Company agrees that the Employee may continue to serve as a director of Teradata Corporation, so long as such service does not significantly interfere with the Employee’s duties to the Company under this Agreement.
     2. Laws; Other Agreements. The Employee represents that her employment hereunder will not violate any law or duty by which she is bound, and will not conflict with or violate any agreement or instrument to which the Employee is a party or by which she is bound.
     3. Compensation.
          (a) In consideration of services that the Employee will render to the Company, the Company agrees to pay the Employee, during the Employment Period, the sum of $600,000 per annum (the “Base Salary”), payable semi-monthly concurrent with the Company’s normal payroll cycle, subject to annual review by the Compensation and Human Resources Committee of the Board of Directors (the “Compensation Committee”).
          (b) In addition to the Base Salary, during the Employment Period, the Employee shall have an opportunity to earn an annual cash bonus (“Annual Bonus”) under the Company’s Annual Performance Bonus program in accordance with Section 4.4 of the Company’s 2007 Incentive Plan, as amended and restated, or any successor thereto (the “Incentive Plan”). The Employee’s Annual Bonus target for the fiscal year commencing on April 1, 2010 shall equal $600,000, provided that such targeted amount and the other terms and conditions of such Annual Performance Bonus shall be subject to determination and approval of the Compensation Committee.
          (c) In addition, the Employee shall also be eligible to receive a targeted Long-Term Performance Bonus of $2,000,000 for the performance period commencing on April 1, 2010 under the Company’s Long-Term Performance Bonus program as set forth in Section 4.5 of the Incentive Plan, provided that such targeted amount and the other terms and conditions of such Long-Term Performance Bonus shall be subject to determination and approval of the Compensation Committee in accordance with the terms of the Incentive Plan.

          (d) All payments to the Employee shall be subject to applicable tax withholding.
     4. Benefits and Perquisites. During the term of the Employee’s employment, the Employee shall be eligible to participate in all pension, welfare and benefit plans and perquisites generally made available to other senior employees of the Company.
          The Employee shall continue to participate in the Company’s Change in Control Severance Policy (the “CIC Severance Policy”), provided that such participation and any other terms and conditions related to such participation shall be at the discretion of the Board in accordance with the terms of such CIC Severance Policy.
     5. Termination; Termination Payments.
          (a) Unless the Employee’s employment shall sooner terminate for any reason pursuant to Section 6 of this Agreement, the “Employment Period” shall commence on the Effective Date and shall initially terminate on September 30, 2010, except that beginning on September 30, 2010 and each September 30 thereafter, the Employment Period will automatically extend for one year unless either the Employee or the Company gives at least 90 days’ advanced written notice of non-extension (a “Notice of Non-Extension”). For purposes of this Agreement, “Employment Period” refers to the period of the Employee’s employment that is governed by the terms of this Agreement. Upon either party giving the other a Notice of Non-Extension, the Employment Period will end on September 30 of such year in which notice was given and except for, if applicable, the severance benefits expressly set forth in Section 5 of this Agreement, the Employee’s employment will no longer be subject to the terms of this Agreement.
          (b) In the event that the Employee’s employment is terminated during the Employment Period either (i) by the Employee for Good Reason (as defined in Appendix A) or (ii) by the Company without Cause (as defined in Appendix A), other than as a result of the Employee’s death or disability (within the meaning of the Company’s long-term disability program then in effect), subject to the Employee’s execution, delivery and non-revocation, within fifty-five (55) days following the Termination Date, of a valid and effective release and waiver in a form satisfactory to the Company, the Company shall pay the Employee a lump sum cash amount equal to one (1) times the Employee’s Base Salary, such lump sum payment to be made no later than the sixtieth (60th) day (or the next following business day if the sixtieth day is not a business day) following the Termination Date. Additionally, the Employee shall be eligible to receive a portion of any outstanding Annual Bonus and One-Year and Three-Year Performance Share Awards for which the performance cycle ends within two years of the Employee’s Termination Date, provided that such payment (i) shall be made only after the end of the applicable performance cycle, (ii) shall be based upon the actual performance achieved as determined in the sole discretion of the Company (provided, however, that negative discretion shall only be applied if, and to the extent, it is applied generally to the executive management team) and (iii) shall be pro-rated for the portion of the performance period that has been completed by the Employee through the Termination Date (provided, however that nothing herein shall be construed to accelerate the vesting of any Performance Share Award). Additionally, 20,000 shares of restricted stock granted to the Employee on July 28, 2009 shall automatically vest on the date of termination.
          (c) In the event that the Employee receives a Notice of Non-Extension from the Company, subject to the Employee’s execution, delivery and non-revocation, within fifty-five

(55) days following the date such Notice of Non-Extension is received, of a valid and effective release and waiver in a form satisfactory to the Company, the Company shall pay the Employee a lump sum cash amount equal to one (1) times the Employee’s Base Salary, such lump sum payment to be made no later than the sixtieth (60th) day (or the next following business day if the sixtieth day is not a business day) following the earlier of (i) September 30 of the year in which such Notice of Non-Extension is given or (ii) an earlier Termination Date. Additionally, the Employee shall be eligible to receive a portion of any outstanding Annual Bonus and One-Year and Three-Year Performance Share Awards for which the performance cycle ends within two years of the end of the earlier of (i) September 30 of the year in which such Notice of Non-Extension is given or (ii) an earlier Termination Date, provided that such payment (i) shall be made only after the end of the applicable performance cycle, (ii) shall be based upon the actual performance achieved as determined in the sole discretion of the Company (provided, however, that negative discretion shall only be applied if, and to the extent, it is applied generally to the executive management team) and (iii) shall be pro-rated for the portion of the performance period that has been completed by the Employee through the earlier of (i) September 30 of the year in which such Notice of Non-Extension is given or (ii) an earlier Termination Date. Additionally, 20,000 shares of restricted stock granted to the Employee on July 28, 2009 shall automatically vest on the earlier of (i) September 30 of the year in which such Notice of Non-Extension is given or (ii) an earlier Termination Date.
          (d) Except as expressly provided herein, upon the termination of the Employee’s employment for any reason, the rights of the Employee with respect to any shares of restricted stock or options to purchase Common Stock held by the Employee which, as of the Termination Date, have not been forfeited shall be subject to the applicable rules of the plan or agreement under which such restricted stock or options were granted as they exist from time to time. In addition, upon the termination of the Employee’s employment for any reason, the Company shall pay to the Employee her Base Salary through the Termination Date, plus any unused vacation time accrued through the Termination Date. Any vested benefits and other amounts that the Employee is otherwise entitled to receive under any employee benefit plan, policy, practice or program of the Company or any of its affiliates shall be payable in accordance with such employee benefit plan, policy, practice or program as the case may be, provided that the Employee shall not be entitled to receive any other payments or benefits in the nature of severance or termination pay.
          (e) In the event that the Employee resigns other than for Good Reason, is terminated for Cause, dies or becomes disabled (within the meaning of the Company’s long-term disability program then in effect) during the Employment Period, no benefits shall be payable to the Employee under Section 5(b) of this Agreement, but the terms and conditions of Section 5(d) shall remain in effect.
          (f) If the Employee is a participant in the Company’s CIC Severance Policy and a “Change in Control” occurs, any payments and benefits provided in the CIC Severance Policy that the Employee is entitled to will reduce (but not below zero) the corresponding payment or benefit provided under this Agreement. It is the intent of this provision to pay or to provide to the Employee the greater of the two payments or benefits but not to duplicate them.
     6. No Duration of Employment. Notwithstanding anything else contained in this Agreement to the contrary, the Company and the Employee each acknowledge and agree that the Employee’s employment with the Company may be terminated by either the Company upon 60 days’ written notice to the Employee (subject to the provisions of Section 5 of this Agreement)

or by the Employee upon 60 days’ written notice to the Company (subject to the provisions of Section 5 of this Agreement), at any time and for any reason, with or without cause; provided that this Agreement may be terminated for Cause immediately upon written notice from the Company to the Employee; and provided further that the Company may determine to waive all or part of the Employee’s 60 days’ notice period at its discretion. In addition, this Agreement shall automatically terminate upon the Employee’s death or disability (determined in accordance with the Company’s practices and policies). Upon termination of the Employee’s employment for any reason whatsoever, the Company shall have no further obligations to the Employee other than those set forth in Section 5 of this Agreement. The effective date of the Employee’s termination of employment shall be referred to herein as the “Termination Date.”
     7. General.
          (a) Any notice required or permitted to be given under this Agreement shall be made either:
               (i) by personal delivery to the Employee or, in the case of the Company, to the Company’s principal office (“Principal Office”) located at One CA Plaza, Islandia, New York 11749, Attention: Executive Vice President — Global Human Resources, or
               (ii) in writing and sent by registered mail, postage prepaid, to the Employee’s residence, or, in the case of the Company, to the Company’s Principal Office.
          (b) This Agreement shall be binding upon the Employee and her heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its successors and assigns and any subsidiary or parent of the Company.
          (c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles. Any action relating to this Agreement shall be brought exclusively in the state or federal courts of the State of New York, County of Suffolk.
          (d) This Agreement, the Employment and Confidentiality Agreement executed by the Employee on or about August 15, 2006 and the other documents referred to herein represent the entire agreement between the Employee and the Company related to the Employee’s employment and supersede any and all previous oral or written communications, representations or agreements related thereto. This Agreement may only be modified in writing jointly executed by the Employee and a duly authorized representative of the Company. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. However, this Agreement will not be effective until the date it has been executed by both parties.
          (e) The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not in any way be impaired and shall remain enforceable to the fullest extent permitted by law. In addition, waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or her rights hereunder on any occasion or series of occasions.
          (f) The Company will pay the Employee’s reasonable and documented legal expenses, not to exceed $7,000.00, incurred by the Employee in connection with the preparation and negotiation of this Agreement.
          (g) The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption from Section 409A. In the event that after execution of this Agreement either party makes a determination inconsistent with the preceding sentence, it shall promptly notify the other party of the basis for its determination. The parties agree to renegotiate in good faith the terms of this Agreement at no additional cost to the Company, if the Employee determines that this Agreement as structured would have adverse tax consequences to her under applicable law. To extent that the Employee would otherwise be entitled to any payment under this Agreement or any plan or arrangement of the Company or its affiliates, that constitutes “deferred compensation” subject to Section 409A and that if paid during the six months beginning on the Termination Date would be subject to the Section 409A additional tax because the Employee is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment will be paid to the Employee on the earlier of the six-month anniversary of the Termination Date, a change in ownership or effective control of the Company (within the meaning of Section 409A) or the Employee’s death. Similarly, to the extent that the Employee would otherwise be entitled to any benefit (other than a payment) during the six months beginning on the Termination Date that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the six-month anniversary of the Termination Date, a change in ownership or effective control of the Company (within the meaning of Section 409A) or the Employee’s death. In addition, any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Employee only upon a “separation from service” as defined in Treas. Reg. 1.409A-1(h). To the extent applicable, each severance payment made under this Agreement shall be deemed to be separate payments, amounts payable under Section 6 of this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. 1.409A-1 through 1.409A-6.
          Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treas. Reg. 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Employee only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the Employee’s second taxable year following the Employee’s taxable year in which the “separation from service” occurs; and provided further that such expenses shall be reimbursed no later than the last day of the Employee’s third taxable year following the taxable year in which the Employee’s “separation from service” occurs. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

CAUTION TO EXECUTIVE: This Agreement affects important rights. DO NOT sign it unless you have read it carefully and are satisfied that you understand it completely.

CA, INC.

/s/ Nancy E. Cooper Name: Nancy Cooper	By: /s/ Andrew Goodman Name: Andrew Goodman

Title: Executive Vice President,
Global Human Resources
Date: September 30, 2009	Date: September 30, 2009

Appendix A
          For purposes of this Agreement, “Cause” means any of the following:
          (1) The Employee’s continued failure, either due to willful action or as a result of gross neglect, to substantially perform her duties and responsibilities to the Company and its affiliates (the “Group”) under this Agreement (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to the Employee, which notice specifies in reasonable detail the manner in which the Company believes the Employee has not substantially performed her duties and responsibilities.
          (2) The Employee’s engagement in conduct which is demonstrably and materially injurious to the Group, or that materially harms the reputation or financial position of the Group, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Group.
          (3) The Employee’s indictment or conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty, fraud or moral turpitude.
          (4) The Employee’s being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not she admits or denies liability).
          (5) The Employee’s breach of her fiduciary duties to the Group which may reasonably be expected to have a material adverse effect on the Group. However, to the extent the breach is curable, the Company must give the Employee notice and a reasonable opportunity to cure.
          (6) The Employee’s (i) obstructing or impeding, (ii) endeavoring to influence, obstruct or impede or (iii) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, the Employee’s failure to waive attorney-client privilege relating to communications with her own attorney in connection with an Investigation shall not constitute “Cause”.
          (7) The Employee’s purposely withholding, removing, concealing, destroying, altering or by any other means falsifying any material which is requested in connection with an Investigation.
          (8) The Employee’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or her loss of any governmental or self-regulatory license that is reasonably necessary for her to perform her responsibilities to the Group under this Agreement, if (a) the disqualification, bar or loss continues for more than 30 days and (b) during that period the Group uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during the Employee’s employment, she will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if her employment is not permissible, she will be placed on leave (which will be paid to the extent legally permissible).

          (9) The Employee’s unauthorized use or disclosure of confidential or proprietary information, or related materials, or the violation of any of the terms of the Employment and Confidentiality Agreement executed by the Employee or any Company standard confidentiality policies and procedures, which may reasonably be expected to have a material adverse effect on the Group and that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to the Employee by the Company, which notice specifies in reasonable detail the alleged unauthorized use or disclosure or violation.
          (10) The Employee’s violation of the Group’s (i) Workplace Violence Policy or (ii) policies on discrimination, unlawful harassment or substance abuse.
          For this definition, no act or omission by the Employee will be “willful” unless it is made by the Employee in bad faith or without a reasonable belief that her act or omission was in the best interests of the Group.

          For purposes of this Agreement, “Good Reason” shall mean any of the following:
          (1) Any material and adverse change in the Employee’s title;
          (2) Any material and adverse reduction in the Employee’s authorities or responsibilities other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured promptly on the Employee’s giving the Company notice (and for purposes of clarification, a change in the number of direct reports will not constitute a material and adverse reduction in the Employee’s authorities or responsibilities);
          (3) Any material reduction by the Company in the Employee’s Base Salary or target level of Annual Bonus as set forth in Sections 3(a) and (b), respectively, other than any such reduction that is (i) part of a broad-based salary reduction program for executive officers of the Company that does not exceed 10% or (ii) agreed to by the Employee in writing; or
          (4) The Company’s material breach of this Agreement;
          provided that (A) no alleged action, reduction or breach set forth in (1) through (4) above shall be deemed to constitute “Good Reason” unless such action, reduction or breach remains uncured, as the case may be, after the expiration of thirty (30) days following delivery to the Company from the Employee of a written notice, setting forth such course of conduct deemed by the Employee to constitute “Good Reason”; (B) such written notice must be delivered to the Company within ninety (90) days after the Employee obtains knowledge of such breach constituting “Good Reason”; and (C) the Employee must terminate employment within two years after the Employee obtains knowledge of such breach constituting “Good Reason”. The Company’s placing the Employee on paid leave for up to ninety (90) consecutive days while it is determining whether there is a basis to terminate the Employee’s employment for Cause will not constitute “Good Reason”.

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